Exhibit 5.1

July 16, 2012

Apricus Biosciences, Inc.

11975 El Camino Real, Suite 300

San Diego, California 92130

Ladies and Gentlemen:

We have acted as special Nevada counsel to Apricus Biosciences, Inc., a Nevada corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration for resale of (a) up to 3,265,929 shares (the “Contribution Agreement Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to that certain Stock Contribution Agreement, dated as of June 19, 2012 (the “Stock Contribution Agreement”), by and among Finesco, SA, Scomedica, SA, Gerald Burger, Martine Burger, the Company and the other parties thereto, and as required by that certain Registration Rights and Transfer Restriction Agreement, dated as of July 12, 2012 (the “Registration Rights Agreement”), by and among the Company and the other parties thereto, and (b) 373,134 shares (the “Termination Agreement Shares”) of Common Stock to PediatRx Inc., a Nevada corporation (“PediatRx”), issuable pursuant to that certain Termination Agreement, dated as of June 27, 2012 (the “Termination Agreement”), by and between the Company and PediatRx. This opinion letter is delivered at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuances of the Contribution Agreement Shares as contemplated by the Stock Contribution Agreement and the Registration Rights Agreement, and the authorization and issuance of the Termination Agreement Shares as contemplated by the Termination Agreement, all as described in the Registration Statement. For purposes of this opinion letter, we have assumed that all such proceedings have been or will be timely completed in the manner so contemplated and described and, except to the extent set forth in the opinions expressed below, that the terms of such issuances have been or will be in compliance with applicable laws.

For purposes of rendering this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of the Registration Statement, the Stock Contribution Agreement, the Registration Rights Agreement, the Termination Agreement, the articles of incorporation and bylaws of the Company, and such other agreements, instruments, corporate records and other documents as we have deemed necessary or appropriate for the purpose of issuing this opinion letter, and we have obtained from officers and other representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary or appropriate.

Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification that (i) each document we have reviewed has been duly and validly executed and delivered by each party thereto to the extent due execution and delivery are a prerequisite to the effectiveness thereof; (ii) each natural person executing a document has sufficient legal capacity to do so; (iii) all documents submitted to us as originals are authentic, the signatures on all documents that we have examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (iv) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete.

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction. We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that:

1.          The Contribution Agreement Shares have been duly authorized and, when and to the extent issued in accordance with all applicable terms and conditions of the Stock Contribution Agreement, including receipt by the Company of any and all consideration required therefor, and as described in the Registration Statement, the Contribution Agreement Shares will be validly issued, fully paid and non-assessable.

2.          The Termination Agreement Shares have been duly authorized and, when and to the extent issued in accordance with all applicable terms and conditions of the Termination Agreement, including receipt by the Company of any and all consideration required therefor, and as described in the Registration Statement, the Termination Agreement Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence on the date hereof. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in such laws or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We consent to your filing this opinion letter as an exhibit to the Registration Statement and to the reference to our firm therein under the heading “Legal Matters”. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP